Exhibit f.27

MCG CAPITAL CORPORATION

SWINGLINE NOTE

THE PRINCIPAL OF THIS SWINGLINE NOTE WILL VARY AS SWINGLINE ADVANCES ARE MADE AND PAID DOWN. ACCORDINGLY, THE OUTSTANDING PRINCIPAL AMOUNT OF THIS SWINGLINE NOTE AT ANY TIME MAY BE LESS THAN THE MAXIMUM AMOUNT SHOWN BELOW.

$25,000,000 (Maximum Amount of Swingline Advances)

MCG Capital Corporation (formerly known as MCG Credit Corporation), a corporation organized and existing under the laws of the State of Delaware (herein referred to as the “Company”, for value received, hereby promises to pay to Wachovia Bank, National Association (f/k/a First Union National Bank), and its successors and assigns (“Payee”), the principal amount of Swingline Advances that remain unpaid from time to time in accordance with the terms of the Note Purchase Agreement and the other Basic Documents, the relevant provisions of which are hereby incorporated into this Swingline Note and made a part hereof as fully as if such provisions were set forth below. Payee shall keep a record of the principal amount of Swingline Advances that remain unpaid from time to time and such record, absent manifest error, shall be deemed conclusive.

The principal of and interest on this Swingline Note are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

The principal amount of this Swingline Note includes the indebtedness heretofore evidenced by that certain Swingline Note issued in 2001 (the “Original Note”) by MCG Capital Corporation to the order of Wachovia Bank, National Association in the maximum amount of $25,000,000, and to the extent such indebtedness is included in this Swingline Note, this Swingline Note (i) merely re-evidences the indebtedness heretofore evidenced by the Original Note, (ii) is given in substitution and replacement for, and not as payment of, the Original Note, and (iii) is in no way intended to constitute a novation of the Issuer’s indebtedness which was evidenced by the Original Note.

This Swingline Note is issued under Section 10.01 of the Note Purchase Agreement dated as of June 1, 2000 among MCG Master Trust, the Company, Variable Funding Capital Corporation and Wachovia Capital Markets, LLC (successor in interest to Wachovia Securities, Inc. f/k/a First Union Securities, Inc.), as amended, supplemented or otherwise modified from time to time (the “Note Purchase Agreement”). All terms used in this Note that are defined in the Note Purchase Agreement shall have the meanings assigned to them in or pursuant to the Note Purchase Agreement or in Appendix A to the Sale and Servicing Agreement (as defined in Section 1.1(a) of the Note Purchase Agreement), as the case may be.

Interest shall accrue on each Swingline Advance at the applicable Federal Funds Rate plus 1.5% per annum (prior to the Swingline Termination Date) or 2.5% per annum (on or after the Swingline Termination Date). The Company shall pay interest on the unpaid principal amount of each Swingline Advance for the period commencing on and including the date Wachovia Bank, National Association funds such Swingline Advance until but excluding the date that such Swingline Advance is paid in full. Interest shall be computed on the basis of a year consisting of 360 days and the actual number of days elapsed for which interest is due. Interest shall be paid as set forth in Section 10.6(b) of the Note Purchase Agreement.

The Company hereby waives presentment, demand for payment, notice of non-payment and dishonor, protest and notice of protest, and any other notice or conditions precedent to actions against it for the collection hereof. Any failure of Payee to exercise any right hereunder shall not be construed as a waiver of such rights or any other rights at any time.

If this Note is not paid when due and it is placed with an attorney for collection, the Company agrees to pay all costs of collection, including reasonable attorney’s fees, which shall be added to the amount due under this Swingline Note and recoverable with the amount due under this Swingline Note. This Swingline Note shall bind the Company and its successors and assigns, and the benefits hereof shall inure to the Payee and its successors and assigns, and any holder hereof.

This Swingline Note shall be governed by and construed under the laws of the State of New York.

IN WITNESS WHEREOF, the Company has caused this instrument to be signed, manually or in facsimile, by its authorized officer as of the date set forth below.

Date: February 12, 2004

MCG CAPITAL CORPORATION

By:	/s/ Bryan J. Mitchell

Authorized Signatory
	Name:	Bryan J. Mitchell

	Title:	Chief Executive Officer